FOR BROKER/DEALER USE ONLY — NOT FOR USE WITH THE PUBLIC

Nationwide®

Compare for yourself.

Nationwide Portfolio Innovator® and Nationwide Income Architect®

Sometimes it's helpful just to see things laid out side by side. Here's a chance to compare Nationwide Portfolio Innovator® and Nationwide Income Architect®.

	Nationwide Portfolio Innovator®	Nationwide Income Architect®
ISSUE AGES	Minimum age: 45 Maximum age: 85	Minimum age: N/A Maximum age: 85
WITHDRAWAL START AGE	65 and older	59½ and older
INVESTMENT LIMITS	Minimum initial account value: $100,000 Maximum initial account value: $2,000,000	Minimum initial account value: $25,000; additional payments must be $500 or more ($50 by ACH)
GUARANTEED LIFETIME WITHDRAWALS	Withdrawals based on the guaranteed lifetime withdrawal base: 5% annual guaranteed lifetime withdrawals	Withdrawals based on a percentage of the guaranteed lifetime withdrawal base (annuitization not required); percentage determined by number of years the contract is owned: • 4% when withdrawals begin during years 1 – 5 • 4.5% when withdrawals begin during years 6 – 10 • 5% when withdrawals begin during years 11+
CONTRACT TYPES	Nonqualified, IRA, Roth IRA, SEP IRA, Simple IRA	Nonqualified, IRA, Roth IRA, SEP IRA, Simple IRA, Charitable Remainder Trust
CONTRACT FEES	All model fees vary based on the portfolio selected (see "Investment Options" section) and are in addition to any advisor and fund fees; the fee is collected quarterly and is charged against the guaranteed lifetime withdrawal base (not account value)	**The following fees are in addition to any optional feature, fund, or advisor fees:** These fees are assessed daily; the fees are calculated based on the contract value • Mortality & Expense Risk Fee: 0.20% • Administrative Fee: 0.20% This fee is assessed annually; the fee is calculated based on the guaranteed lifetime withdrawal base • Guaranteed Lifetime Withdrawal Fee: 0.60% Total = 1.00%
EXCESS/EARLY WITHDRAWALS	Withdrawal amounts greater than the guaranteed lifetime withdrawal amount or any withdrawal taken before the annuitant(s) is age 65; if excess withdrawals are taken, the guaranteed lifetime withdrawal base will be reduced by the greater of: • Dollar for dollar • Proportionally	Withdrawal amounts greater than the guaranteed lifetime withdrawal amount or any withdrawal taken before the annuitant(s) are age 59½; if excess or early withdrawals are taken, the guaranteed lifetime withdrawal base will be reduced by the greater of: • Dollar for dollar • Proportionally
COMMISSION	None	None
CONTINGENT DEFERRED SALES CHARGE*	N/A	N/A

*In California this is referred to as a sales charge.

	Nationwide Portfolio Innovator®	Nationwide Income Architect®
SPOUSAL CONTINUATION	Available without an additional fee; guarantees lifetime withdrawals for the longer of both spouses' lives • If elected, the annual guaranteed lifetime withdrawal percentage will be reduced by 0.50% (the withdrawal amount will be 4.5% instead of 5.0%); • To elect this option, both individuals must be age 85 or younger	An optional feature that guarantees lifetime withdrawals for the longer of both spouses' lives: • Available for an additional 0.10% (can only be elected during initial contract setup) • Both individuals must be age 85 or younger to elect it • Guaranteed lifetime withdrawals can begin when the younger spouse is age 59½ or older
INVESTMENT OPTIONS	Investment Models: Nationwide Portfolio Innovator "wraps" around a wide range of mutual fund wrap portfolios that are provided by Portfolio Management Consultants (PMC); all are available with or without municipals **PMC Select Portfolios** • Conservative or Conservative with Municipals 0.90% • Conservative Growth or Conservative Growth with Municipals 1.00% • Moderate or Moderate with Municipals 1.10% **PMC SIGMA Mutual Fund Solutions** • Conservative or Conservative with Municipals 1.00% • Conservative Growth or Conservative Growth with Municipals 1.15% • Moderate or Moderate with Municipals 1.30% It's important to note that these fees are in addition to any advisor and fund fees. Also, the maximum contract fee that can be charged is 2%.	Construct your clients' individual fund portfolios **Ivy Funds VIP Pathfinder** (actively managed investments) • Pathfinder Conservative Portfolio • Pathfinder Moderately Conservative Portfolio • Pathfinder Moderate Portfolio • Pathfinder Moderately Aggressive Portfolio **NVIT Investor Destination Funds** (passively managed investments) • Moderately Conservative Fund • Balanced Fund • Moderate Fund • Capital Appreciation Fund **NVIT Cardinal℠ Funds** (actively managed investments) • Moderately Conservative Fund • Balanced Fund • Moderate Fund • Capital Appreciation Fund **Nationwide Custom Portfolio®** (build your own portfolio from a select list of investment options while leveraging professionally managed asset allocation strategies) • Conservative • Moderately Conservative • Balanced • Moderate • Capital Appreciation

For more information, please call your Nationwide Financial Consultant at

1-877-877-2716.

This brochure must be preceded or accompanied by the product prospectuses.

Nationwide has filed a registration statement (including a prospectus) with the SEC for Nationwide Portfolio Innovator. The product prospectus can be obtained by writing to Nationwide Life Insurance Company, P.O. Box 182021, Columbus, OH 43218-2021, calling 1-877-877-4217, or by logging on at https://ssc.nwservicecenter.com/pros/oclo_nflg_prs_NW_Portfolio_Innovator.pdf. Before you invest, you should read the prospectus in that registration statement and other documents Nationwide has filed with the SEC for more complete information. You may also get the prospectus and other documents for free by visiting EDGAR on the SEC website at www.sec.gov. Information on the funds contained in the PMC Select Portfolios can be found in the fund's prospectus. A copy of the PMC Funds prospectus can be found at www.investpmc.com or by calling 1-888-612-9300. Before investing, carefully consider the fund's investment objectives, risks, charges and expenses. The product prospectus and fund prospectus contain this and other important information. Read the prospectuses carefully before investing.

Variable products are sold by prospectus. Both the product prospectus and underlying fund prospectuses for Nationwide Income Architect can be obtained by writing to Nationwide Life Insurance Company, P.O. Box 182021, Columbus, OH 43218-2021. Before investing, your clients should carefully consider the fund's investment objectives, risks, charges and expenses. The product prospectus and underlying fund prospectuses contain this and other important information. Your clients should read the prospectuses carefully before investing.

When evaluating the purchase of a variable annuity, your clients should be aware that variable annuities are long-term investment vehicles designed for retirement purposes and will fluctuate in value. Annuities have limitations and investing involves market risk, including possible loss of principal.

Nationwide annuities are underwritten by Nationwide Life Insurance Company, Columbus, Ohio, a member of Nationwide Financial. The general distributor for variable annuity contracts is Nationwide Investment Services Corporation, member FINRA. In MI Only: Nationwide Investment Svcs. Corporation.

Nationwide Income Architect is an individual, flexible premium, deferred variable annuity contract issued by Nationwide Life Insurance Company, Columbus, Ohio, a member of Nationwide Financial.

Nationwide Portfolio Innovator Annuity is an individual, supplemental, immediate fixed income annuity issued by Nationwide Life Insurance Company, Columbus, Ohio, a member of Nationwide Financial.

Envestnet is a registered investment advisor and does not sell, recommend or advise on insurance products.

Foreside Fund Services, LLC is the distributor of the PMC Funds.

Contract number: APO-4834, APO-4834-37, IAR-0102AO, VAC-0114AO, VAC-0114GA

Oklahoma Contract number: APO-4834-36, IAR-0102AO, VAC-0114OK

Oregon Contract number: VAC-0114AO.1

May not be available in all states.

FOR BROKER/DEALER USE ONLY — NOT FOR USE WITH THE PUBLIC

NFM-6726AO (01/10)